Exhibit 10.8

April 15, 2005

Michael D. Raeford, Jr.
432 Curson Avenue
Apt. No. 9C
Los Angeles, California 90036

Re: Terms of Employment

Dear Mr. Raeford:

We are pleased to inform you that Fluid Audio Network, Inc. ("Company") has decided to make you this offer of employment. This letter sets forth the terms of the offer which, if you accept, will govern your employment.

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Position; Duties. Your position will be Chief Metrics Officer to the Company, reporting to the CEO of the Company. Your duties and responsibilities will be as designated by the Company including, but not by way of limitation, strategic analysis and financial projections regarding website optimization, as well as those duties that may be specified and assigned by the CEO of the Company, from time to time.

Full Time Employment. The employment term will begin on April 15, 2005.

Compensation. Your compensation will be $100,000.00 a year, prorated for payment twice monthly consistent with the Company's payroll practices. Your package will include participation in the health and other benefit plans of the Company pursuant to their terms as may be amended by the Company from time to time. You will be entitled to two weeks' paid vacation (equivalent of ten (10) business days) for each year of full employment

Stock Options. As a senior member of the Company's management team, you will also be entitled to participate in the Company stock option plan, the details of which will be determined the Company's Board of Directors. It is anticipated that you will be able to acquire a two point five percent (2.5%) equity interest in the Company.

Employment at Will. Our employment relationship is terminable at will, which means that either you or the Company may terminate your employment at any time, and for any reasons or for no reason.

Confidentiality and Invention Assignment Agreement. You will be subject to the Company's Proprietary Information and Inventions Agreement, which is enclosed with this letter and must be signed and returned by you before any employment relationship will be effective.

Certain Acts. During employment with the Company, you will not do anything to compete with the Company's present or contemplated business, nor will you plan or organize any competitive business activity. You will not enter into any agreement that conflicts with your duties or obligations to the Company. You will not during your employment or within one (1) year after it ends, without the Company's express written consent, directly or indirectly solicitor encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

No Inconsistent Obligations. You represent that you are aware of no obligation, legal or otherwise, inconsistent with the terms of this Agreement or with your undertaking employment with the Company. You will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. You represent and warrant that you have returned all proprietary and confidential information belonging to all prior employers.

Miscellaneous. Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, term sheets, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written).

The terms of your employment may in the future be amended, but only by writing and which is signed by both you and, on behalf of the Company, by a duly authorized executive officer.

In making this offer, we are relying on the information you have provided us about your background and experience, including any information provided us in any Employment Application that you may have submitted to us.

The language in this letter will be construed as to its fair meaning and not strictly for or against either of us.

The party prevailing in any dispute between us shall be awarded reasonable attorney's fees and costs from the non-prevailing party.

In the event a dispute arises, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be solely in Los Angeles County, Los Angeles, California.

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If these terms are acceptable, please sign in the space provided below and return this letter to us. Again, we are very excited to have you join the Company.

Yours truly,

FLUID AUDIO NETWORK, INC.

By:	/s/ Justin F. Beckett
Justin F. Beckett
Title: CEO

Agreed and Accepted:

/s/ Michael D. Raeford, Jr.
Michael D. Raeford, Jr.

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